UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 18, 2006

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2006, the Company's Board of Directors (the "Board") approved changes to its director compensation program set in 2004: increased the annual cash retainer for the Chair of the Compensation Committee from $10,000 to $15,000; increased the annual cash retainer for the Chair of the Nominating and Corporate Governance Committee from $3,000 to $10,000 and increased the annual cash retainer for the non-executive Chairman of the Board from $50,000 to $90,000. Annual cash retainers for the directors and the cash retainer for the Chair of the Audit Committee remain unchanged.

On August 22, 2006, the Board approved amendments to the October 13, 2005 Stock Option and Restricted Shares Award Agreements for Mark C. Demetree and Phillip M. Martineau. The amendments provide for acceleration of vesting of each of their respective 4,036 restricted shares and 5,673 stock options. Under the revisions, the shares vested upon the date their term as directors expired, August 22, 2006.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 23, 2006, the Company filed an amendment to its Amended and Restated Certificate of Incorporation. The amendment to Article IV, Section 1 increases the total number of shares of all classes of capital stock which the Corporation shall have authority to issue to 101,000,000 shares, of which 100,000,000 shares shall be Common Stock of the par value of $0.01 per share and 1,000,000 shares shall be Preferred Stock of the par value of $0.01 per share. The form of amendment is attached hereto as Exhibit 99.3.

Item 8.01 Other Events.

On August 18, 2006 a shareholder derivative complaint was filed in the District Court for the District of New Jersey against certain current and former officers and directors. The suit alleges that named parties breached their fiduciary duties to the Company by, among other things, making statements between November, 2004 and July, 2005 which plaintiffs claim were false and misleading and by allegedly failing to implement adequate internal controls and means of supervision at the Company. The suit seeks an unspecified amount of damages from the named parties and modifications to the Company's corporate governance policies.

Additionally, on August 21, 2006, the U.S. District Court for the Southern District of New York held a hearing on the Company's Motion to Dismiss the complaint filed in 2005 by Murray Capital Management, Inc., as previously described in the Company's most recent Form 10-Q. The Court granted the Company's Motion to Dismiss without prejudice, and permitted the plaintiff 45 days to file an amended complaint.

On August 23, 2006, the Company issued a press release, attached hereto as Exhibit 99.1 hereto, announcing the election of directors and results of voting on other matters at the Company's Annual Meeting of Shareholders.

On August 23, 2006, the Company also issued a press release, attached hereto as Exhibit 99.2, announcing August 23, 2006 as the record date and September 14, 2006 as the expiration date for the $75 million rights offering.

As a result of the rights offering referred to in such press release, the exercise price of the Company's warrants will be reduced to $30.69 per share of common stock, the number of shares issuable upon the exercise of each warrant will increase by approximately 4.63% and the conversion price of the Company's convertible senior subordinated notes will be reduced to $16.42 per share. These adjustments will be confirmed in notices sent in accordance with the warrant agreement and the indenture for the convertible notes.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release dated August 23, 2006 announcing election of new director

99.2 Press Release dated August 23, 2006 announcing record date for $75 million rights offering

99.3 Form of Amendment to Amended and Restated Certificate of Incorporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

August 23, 2006	By:	Francis M. Corby, Jr.

Name: Francis M. Corby, Jr.
Title: Executive Vice President President & Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated August 23, 2006 announcing election of new director
99.2	Press Release dated August 23, 2006 announcing record date for $75 million rights offering
99.3	99.3 Form of Amendment to Amended and Restated Certificate of Incorporation